Exhibit 99.1

Contact: Whirlpool Corporation

Media: 269/923-7405

Media@Whirlpool.com

Financial: Joe Lovechio, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL SCORES ANOTHER WIN FOR U.S. WORKERS

Case about unlawfully dumped LG and Samsung refrigerators sent back to International

Trade Commission

BENTON HARBOR, Mich. — January 13, 2014 — Whirlpool Corporation (NYSE: WHR) today won a key decision in its appeal of a case intended to stop unlawful refrigerator dumping by LG and Samsung in the U.S. market.

“Today’s decision is part of a series of important strides by the government in response to our actions to ensure a balanced competitive marketplace for U.S. manufacturers, their employees and customers,” said Jeff Fettig, chairman and chief executive officer, Whirlpool Corp.

The U.S. Court of International Trade agreed with Whirlpool Corporation that the U.S. International Trade Commission made significant errors in a decision involving dumped and subsidized refrigerators from LG and Samsung. As a result of today’s ruling, the court ordered the Trade Commission to reconsider whether the refrigerators, dumped at margins up to 15 percent, caused material injury to U.S. manufacturing.

“We feel vindicated by the court’s decision affirming our appeal,” said Fettig. “This ruling is particularly important, following on the heels of last year’s unanimous decision that LG and Samsung were dumping large residential washers and injuring the U.S. market. Whirlpool is fully committed to our U.S. manufacturing operations and American workers, and we remain focused on producing forward-thinking refrigeration innovation inspired by our consumers.”

In evaluating Whirlpool’s core claim that the Commission’s decision erroneously “double counted” key data, the court agreed that there was a “potentially significant difference” that warranted reconsideration. In remanding the case, the court expressed “sufficient doubt that the ITC would have reached the same conclusion,” and instructed it to revisit both its volume and price analysis.

As the world’s leading player in the home appliance industry, Whirlpool Corp. is a recognized leader in product innovation and quality. For additional information about the company’s innovation leadership and actions to defend U.S. jobs, please visit http://whirlpoolcorp.com/america.

About Whirlpool Corporation

Whirlpool Corporation is a leading manufacturer and marketer of major home appliances, with annual sales of approximately $18 billion in 2012, 68,000 employees, and 65 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

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